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                                                        Exhibit 11(a)

                         ACCESS CORPORATION
        CALCULATION OF NET LOSS PER BASIC AND DILUTIVE COMMON SHARE
                      AND COMMON SHARE EQUIVALENT



                                                                  Three Months Ended
                                                                    January 31,
                                                                  1998        1997

NET LOSS APPLICABLE TO BASIC AND DILUTIVE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS:
       Net Loss                                                   $(393,120)  $(980,808)

       Preferred Dividend                                              -           -

       Net Loss Applicable to Basic and Dilutive Common
        Shares and Common Share Equivalents                       $(393,120)  $(980,808)

CALCULATION OF PRIMARY NET LOSS PER BASIC AND DILUTIVE
  COMMON SHARE AND COMMON SHARE EQUIVALENTS:
       Average Number of Common Shares and Common
       Share Equivalents Outstanding                              4,865,559   4,865,559

PRIMARY NET LOSS PER BASIC AND DILUTIVE COMMON SHARE AND
  COMMON SHARE EQUIVALENT:
     Net Loss per Basic and Dilutive Common Share and
        Common Share Equivalents                                  $   (0.08)  $   (0.20)
                                                                  =========   =========


a)  Common Share Equivalents have not been included as their inclusion would be anti-
dilutive


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